Exhibit 99.1

Coley Pharmaceutical Group Reports Third Quarter and Nine-month

Financial Results

— Recent Events in Drug Development Programs Highlighted —

Wellesley, MA, November 1, 2007 – Coley Pharmaceutical Group, Inc. (Nasdaq: COLY), a biopharmaceutical company discovering and developing a novel class of drug candidates known as TLR Therapeutics™, today reported financial results for the third quarter and nine months ended September 30, 2007.

FINANCIAL UPDATES

Financial Results for the Third Quarter

Net loss decreased in the third quarter of 2007 by $2.1 million to $6.4 million from a loss of $8.5 million in the same period of 2006. The decrease in net loss is due primarily to a $3.0 million reduction in operating expenses.

Revenue of $5.1 million in the third quarter of 2007 was substantially unchanged compared to the same period of 2006.

Research and development (R&D) expenses totaled $8.6 million for the three months ended September 30, 2007 versus $11.0 million in the same period of 2006. The $2.4 million decrease in R&D expenses is primarily due to a reduction in clinical trial and drug development expenses associated with the suspension of the ACTILON™ clinical development program. Consistent with Coley’s strategy to pioneer the development of second-generation TLR Therapeutics, discovery research and preclinical expenses within R&D increased $0.8 million over the same quarter in the prior year.

General and administrative (G&A) expenses were $2.8 million in the third quarter of 2007 versus $3.4 million in the third quarter of 2006. This decrease is primarily attributable to a reduction in external consulting fees.

As of September 30, 2007, unrestricted cash, cash equivalents and marketable securities totaled $87.8 million compared to $107.0 million as of December 31, 2006. Shares outstanding at September 30, 2007 were approximately 26.6 million.

Financial Results for Nine Months Ended September 30, 2007

For the nine months ended September 30, 2007, Coley reported a net loss of $28.2 million versus $24.6 million in the same period of 2006. The $3.6 million increase in net loss is due primarily to a $16.8 million purchased technology charge which was associated with Coley’s acquisition in June 2007 of 3M Company’s therapeutic Toll-like receptor (TLR) assets, partially offset by an $11.0 million increase in revenue and a $3.7 million decrease in operating expenses.

Revenue increased by $11.0 million to $26.0 million in the nine months ended September 30, 2007 compared to the same period of 2006. Collaborator revenue increased by $10.4 million due primarily to license fees recognized in the second quarter of 2007 from Merck & Co., Inc. and Dynavax Technologies Corporation.

R&D expenses decreased by $5.3 million to $27.4 million for the nine months ended September 30, 2007 versus $32.7 million in the same period of 2006 primarily as a result of suspending the clinical development of ACTILON.

2007 year-to-date cash used by operations decreased by $14.9 million to $13.4 million compared to $28.3 million during the same period in 2006. The decrease is primarily due to an increase of $10.0 million in cash received from collaborators and a reduction in operating expenses, excluding the charge for purchased technology.

RECENT EVENTS

•

Coley initiated a Phase I clinical safety trial of CPG 52364, its proprietary, orally-available, small molecule TLR7, 8 and 9 antagonist drug candidate. CPG 52364 is designed to specifically inhibit TLRs 7, 8 and 9 and to block inappropriate immune system activity underlying certain autoimmune diseases, including systemic lupus erythematosus, rheumatoid arthritis and psoriasis.

•

Coley’s partner, Pfizer, selected an additional TLR9 agonist drug candidate for development for the potential treatment of cancers. The compound was discovered and characterized by Coley as part of a Screening Agreement signed by the two companies in 2005. Under the agreement, Pfizer funds research, development and characterization of novel TLR9 agonists and has exclusive rights to two of these newly discovered compounds. This second generation drug candidate should complement Pfizer’s ongoing clinical programs for PF-3512676, Coley’s most advanced TLR9 agonist therapeutic drug candidate for the treatment of cancer.

•

Pfizer is currently investigating PF-3512676 in combination with non-cytotoxic anti-cancer agents. A Phase II clinical trial evaluating PF-3512676 in combination with Tarceva® for the treatment of refractory non-small cell lung cancer, and a Phase I clinical trial evaluating PF-3512676 in combination with Pfizer’s anti-CTLA4 antibody, tremelimumab, for the treatment of advanced melanoma are both underway. Pfizer is currently planning additional clinical trials with PF-3512676 to evaluate its safety and potential efficacy in other cancer indications.

•

Coley has received a milestone payment of $3.0 million from GlaxoSmithKline. The milestone payment was triggered by the initiation of GSK’s Phase III clinical trial of its MAGE-A3 immunotherapeutic, incorporating VaxImmune, in patients with early-stage, completely resected non-small cell lung cancer (stage IB, II or IIIA NSCLC).

•	sanofi-aventis completed a Phase I safety study of AVE-0675 in the US.

The French regulatory authority (AFSSAPS) has approved the protocol for a second Phase I study with AVE-0675.

UPDATED 2007 FINANCIAL GUIDANCE

Coley adjusted its full year financial guidance for net loss, R&D expenses, cash burn and year end cash, based on nine month financial results and on the timing and cost of ongoing and planned clinical trials. Coley estimates its full-year 2007 net loss to be in the range of $35.0 million to $37.0 million, full year R&D expenses to be approximately $37.0 million inclusive of stock compensation expense and estimated cash burn to be between $28.0 million to $30.0 million. Cash and securities at December 31, 2007 are estimated to range from $77.0 million to $79.0 million.

INVESTOR CALL

Coley will host an investor conference call at 4:30 p.m. U.S. Eastern Time on November 1, 2007 with company management to discuss third quarter 2007 financial results.

To access the live audio broadcast or the subsequent archived recording of the call, please visit the Investor Center section of the Coley website at www.coleypharma.com. Please log onto Coley’s website several minutes prior to the start of the call to ensure adequate time for any software download that may be required. A replay of this webcast will be available through November 15, 2007.

Investors may participate in the conference call by dialing either +1-888-713-4217 in the U.S. or +1-617-213-4869 outside the U.S. and typing in the passcode 20929767. A replay of this call will be available at +1-888-286-8010 (U.S.) or +1- 617-801-6888 (international) using the passcode 82770375 until November 15, 2007.

The webcast is also being distributed through the Thomson StreetEvents Network to both institutional and individual investors. Individual investors can listen to the call at www.fulldisclosure.com and institutional investors can access the call via www.streetevents.com.

About Coley Pharmaceutical Group

Coley Pharmaceutical Group, Inc. is an international biopharmaceutical company, headquartered in Wellesley, Massachusetts, USA, that discovers and develops TLR Therapeutics™, a new class of investigational drug candidates that direct the human immune system to fight cancers, allergy and asthma disorders, autoimmune diseases and to enhance the effectiveness of vaccines. Coley has established a pipeline of TLR Therapeutic product candidates currently advancing through clinical development and has additional product candidates in preclinical development. Coley has product development, research and license agreements with Pfizer, sanofi-aventis, GlaxoSmithKline, Merck, Novartis Vaccines and the United States government. For further information on Coley Pharmaceutical Group please visit www.coleypharma.com.

Safe Harbor Statement

Certain statements in this news release concerning Coley's business are considered "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to Coley’s estimated financial results for the fiscal year ending December 31, 2007. Any or all of the forward-looking statements in this press release may turn out to be wrong. They can be affected by inaccurate assumptions Coley might make or by known or unknown risks and uncertainties, including, but not limited to: the early stage of product development; uncertainties as to the future success of ongoing and planned clinical trials; the risk that results from early stage clinical trials may not be indicative of results in later stage trials; the unproven safety and efficacy of products under development; intellectual property rights and litigation; competitive products; and other risks identified in Coley's filings with the Securities and Exchange Commission including, but not limited to, Coley's Annual Report on Form 10-K for the fiscal year ended December 31, 2006. Consequently, no forward-looking statement can be guaranteed, and actual results may vary materially. Coley undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise, except as required by applicable law.

Coley Pharmaceutical Group, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	September 30, 2007	December 31, 2006
Assets
Cash, cash equivalents and marketable securities	$87,779	$107,046
Accounts receivable	875	448
Deferred royalty fees	4,967	6,258
Property and equipment, net	5,418	4,597
Other assets	4,032	3,926

Total assets	$103,071	$122,275

Liabilities and Shareholders' Equity
Current liabilities	$6,670	$6,206
Deferred revenue (current and long-term)	31,373	41,469
Note payable	3,439	3,117
Payable due to 3M (current and long-term)	12,255	—
Other long-term liabilities	922	841
Shareholders’ equity	48,412	70,642

Total liabilities and shareholders’ equity	$103,071	$122,275

Coley Pharmaceutical Group, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Revenue
Collaborative agreements	$4,155	$4,387	$22,769	$12,395
Government contracts and grants	957	701	3,223	2,619

Total revenue	5,112	5,088	25,992	15,014

Operating expenses
Research and development	8,633	10,966	27,372	32,685
Purchased technology	—	—	16,757	—
General and administrative	2,799	3,413	9,614	9,385
Royalty expense	507	539	2,964	1,599

Total operating expenses	11,939	14,918	56,707	43,669

Loss from operations	(6,827)	(9,830)	(30,715)	(28,655)

Other income, net	406	1,346	2,558	4,051

Net loss	$(6,421)	$(8,484)	$(28,157)	$(24,604)

Net loss per share
Basic and diluted net loss per share	$(0.24)	$(0.32)	$(1.06)	$(0.94)

Weighted average shares used to compute basic and diluted loss per share	26,566	26,314	26,503	26,203

Note 1: For the nine months ended September 30, 2007, the Company recorded charges of $1.5 million associated with the Company’s January 2007 decision to suspend its independent clinical development of ACTILON of which $0.9 million was recorded within research and development expenses and $0.6 million was recorded within general and administrative expenses.

Note 2: For the nine months ended September 30, 2007, the Company recorded a $16.8 million charge for research assets purchased from 3M.

Note 3: The following tables show stock-based compensation expense included in the condensed consolidated statement of operations for the three and nine months ended September 30, 2007 and 2006.

	(In thousands)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Research and development	$672	$627	$2,170	$1,880
General and administrative	800	731	2,581	2,102

Total stock-based compensation expense	$1,472	$1,358	$4,751	$3,982

	Nine Months Ended September 30,
	2007	2006
Net cash used in operating activities	$(13,409)	$(28,335)

Cash flows from investing activities
Net maturities of marketable securities	36,751	3,078
First annual payment for purchased technology	(5,000)	—
Purchases of property and equipment	(1,532)	(672)
Other	(111)	46

Net cash provided by investing activities	30,108	2,452

Cash flows from financing activities
Principal payments of capital lease obligations	(129)	(714)
Proceeds from stock option exercises	205	537
Proceeds from repayment of shareholder note	—	44

Net cash provided by (used in) financing activities	76	(133)

Exchange rate effect on cash and cash equivalents	705	442

Net increase (decrease) in cash and cash equivalents	17,480	(25,574)
Cash and cash equivalents, beginning of period	52,505	85,911

Cash and cash equivalents, end of period	$69,985	$60,337

Marketable securities, end of period	$17,794	$53,571

Cash, cash equivalents, and marketable securities, end of period	$87,779	$113,908